Exhibit 10.10

SI-BONE, INC.

3055 OLIN AVENUE, SUITE 2200

SAN JOSE, CA 95128

April 27, 2015

Laura A. Francis

[Address intentionally omitted.]

RE: Employment Offer

Dear Laura:

We are pleased to offer you the position of Chief Financial Officer effective May 26, 2015. We believe that you will bring great value to SI-BONE Inc., and that your knowledge, skills and experience will be an asset to the Company and will offer a mutually beneficial opportunity. We are excited about you joining our team and hope that you will accept our offer.

Position. Your title will be Chief Financial Officer. This is a full time, exempt position. You will report directly to Jeff Dunn, President and CEO.

Cash Compensation. The Company will pay you a base semi-monthly salary of $12,083.34, equivalent to a yearly amount of $290,000, subject to applicable withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. SI-BONE paydays are semi-monthly. Based on your level, you will be also be eligible under the 2015 Bonus Plan to receive up to an additional 35% of your base salary based on the achievement of certain corporate and individual goals. This Bonus Plan is available to you in your first full quarter with the Company and beyond.

Stock Options. You are also eligible to participate in the Company’s Stock Option Plan. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase a number of shares of the Company’s Common Stock equal to 1.25% of the Company’s fully diluted capitalization as of your first day of employment. The Board will determine the per-share exercise price when the option is granted. The option will be subject to the terms and conditions set forth in the Company’s 2008 Stock Plan and in the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the Stock Option Agreement. You will vest in 50% of the remaining unvested option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 12 months after that Change in Control.

For the purposes of this letter, Change in Control is defined as (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

For purposes of this letter, Involuntary Termination is defined as the termination of your service by reason of: (i) your involuntary discharge by the Company (or the parent or subsidiary employing you) for reasons other than Cause (as defined under “Severance Benefits” below); or (ii) your voluntary resignation for Good Reason.

For purposes of this letter, Good Reason is defined as your resignation within 12 months after one of the following conditions has come into existence without your consent: (i) a reduction in your base salary by more than 10%; (ii) a material diminution of your authority, duties or responsibilities; or (iii) a relocation of your principal workplace by more than 30 miles. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving your written notice.

Severance Benefits. In the event that you experience a Separation as a result of a termination of your employment by the Company for any reason other than for Cause, and provided that you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company, in the form prescribed by the Company then the Company will tender to you a lump-sum payment equal to three months of your then-current base salary, less tax withholding. Such payment will be made to you within 60 days after your Separation, but only if you have returned the release on or before the date specified in such release (which will in no event be later than 50 days after your Separation) and the release has become effective; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year. For the purposes of this letter, Cause is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to Company business; (b) your material breach of this Agreement or the Company’s Proprietary Information and Inventions Agreement (c) your conviction of entry of or a plea of nolo contendere to fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) your willful neglect of duties as determined in the sale and exclusive discretion of the Company’s CEO or Board of Directors; (e) your failure to perform the essential functions of your position, with or without a reasonable accommodation, due to a mental or physical disability; or (f) your death. For purposes of this letter, Separation is defined as a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the severance payment under this paragraph, to the extent that it is subject to Section 409A of the Code, will be paid on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Participation in the Company’s Benefits Program is effective on the first day of the month following your date of hire. Human Resources will give you detailed benefits information during your New Hire Orientation.

Proprietary Information and Inventions Agreement. Your employment is contingent upon your agreement to the terms and signing the Company’s Proprietary Information and Inventions Agreement (“PIIA”), attached. The PIIA must be signed and returned prior to the effective date of your employment.

Employment Relationship. Please keep in mind that your employment with SI-BONE is at-will. This means that you are free to terminate your employment with SI-BONE at any time, with or without cause or advance notice. Likewise, SI-BONE has the right to terminate your employment, or otherwise discipline, transfer or demote you at any time, with or without cause, and with or without notice. This is the full and complete agreement between you and the Company on this term, and any contrary representations that may have been made to you are superseded by this letter. No one other than the Company CEO can alter this at-will arrangement and any such agreement must be in writing and must be signed by you and the CEO.

Tax Matters. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Miscellaneous. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. This letter and the PIIA supersede and replace any prior agreements, representations or understandings (whether written, oral,

|implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

Employment Eligibility Verification. Pursuant to the immigration and Nationality Act, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the I-9 which you will complete at the New Hire Orientation. Please note that you will need to bring either (i) one document from List A or (ii) one document from List B and one document from List C. If you anticipate having difficulty producing the required documents, please contact the Human Resources department at (408) 207-0700.

To accept this offer, please sign in the space provided below, and return the signed letter to me by close of business on April 30, 2015.

This employment offer is also contingent upon your starting work with the Company on May 26, 2015, and the completion of an application for employment, satisfactory references and background checks.

We look forward to you joining the Company and hope that you find your employment with the Company enjoyable and professionally rewarding.

If you have any questions, please call me at 408-207-0700.

Very truly yours,
SI-BONE, Inc.

By:	/s/ Jeff W. Dunn
Jeff W. Dunn

Title: President and CEO

I have read and accept this employment offer:

/s/ Laura Francis
Printed Name of Employee

Laura Francis
Signature of Employee

4/28/15
Date

Attachment

Proprietary Information and Inventions Agreement (PIIA)